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                                                                  EXHIBIT (a)(3)
_____________________________

_____________________________

_____________________________

                          Offer to Purchase for Cash

                       39,259,305 Shares of Common Stock

                                      of

                             Global Crossing Ltd.

                                      at

                     $62.75 Net Per Share of Common Stock

                                      by

                                U S WEST, Inc.


       THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 18, 1999, UNLESS THE
                              OFFER IS EXTENDED.

                                                                   May 21, 1999
To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been appointed by U S WEST, Inc., a Delaware corporation ("Offeror" or "U S WEST"), to act as Dealer Manager in connection with the Offeror's offer to purchase 39,259,305 shares of common stock, par value $.01 per share (the "Common Stock" or the "Shares") of Global Crossing Ltd., a company formed under the laws of Bermuda (the "Company") at a purchase price of $62.75 per share of Common Stock net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 21, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

  The Offer is also subject to other terms and conditions contained in the Tender Offer and Purchase Agreement. See the Introduction and Sections 1 and 15 of the Offer to Purchase.

  Enclosed herewith for your information and forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

    1. The Offer to Purchase, dated May 21, 1999.

    2. The related Letter of Transmittal for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.
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    3. The Notice of Guaranteed Delivery for Shares to be used to accept the
  Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to The Bank of New York (the "Depositary") by the Expiration Date or if, in the case of the Shares, the procedure for book-entry transfer cannot be completed by the Expiration Date.

    4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    6. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 18, 1999 (THE "EXPIRATION DATE") UNLESS THE OFFER IS EXTENDED.

  In order to accept the Offer, an appropriate duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal should be sent to the Depositary and either Share Certificates representing the tendered Shares should be delivered to the Depositary, or, in the case of Shares, such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  The Offeror will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager or the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from the Dealer Manager or the Information Agent, at their addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH INCORPORATED

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE OFFEROR, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.